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                                                                   EXHIBIT 99.03

ESS Technology Announces Plan to Spin off Vialta Subsidiary          Page 1 of 2

NEWS

FOR IMMEDIATE RELEASE


           ESS TECHNOLOGY ANNOUNCES PLAN TO SPIN OFF VIALTA SUBSIDIARY

    NEW STRUCTURE WILL AFFORD GREATER FOCUS AND FLEXIBILITY TO BOTH COMPANIES

                            SPIN-OFF SLATED FOR 2001

FREMONT, CALIFORNIA - July 20, 2000 - ESS Technology, Inc. (NASDAQ: ESST) announced today a plan to spin off its Vialta subsidiary following an initial public offering by Vialta in 2001. ESS, which designs and sells advanced PC audio, digital video, modem and broadband communications solutions, formed the Vialta subsidiary last year to apply its proprietary technologies to opportunities in the Internet marketplace. The planned transactions are subject to receiving a favorable tax ruling and other approvals as well as market conditions.

"This new independent structure will offer benefits to both companies," said Robert L. Blair, ESS president and chief executive officer. "Vialta will be better positioned to take advantage of the rapid growth in Internet applications for the living room, and ESS will be able to focus its full attention on growth of its core digital video, communications, audio and Internet appliance products."

ESS Technology currently holds a 61 percent ownership position in Vialta. ESS plans to distribute its Vialta shares to ESS shareholders following an initial public offering by Vialta.

"ESS and Vialta have become distinctly different enterprises and each operates in dynamic, rapidly growing environments," said Fred Chan, chairman of ESS and Vialta. "We believe this new structure will allow ESS and Vialta to grow in their respective markets by giving each company a greater level of operating flexibility, management focus and attention to customer needs."

ESS sells its highly integrated multimedia semiconductor and software solutions to global consumer electronic and PC manufacturers and distributors, and currently holds the No. 1 global market share position in both the digital video and PC audio accelerator markets. In addition, the company plans to grow its share of the communications market through its new broadband home networking and high speed DSL products.

Vialta provides easy-to-use Internet-focused products, applications and content for the living room. In March, Vialta unveiled its first product family, which includes a multi-function web-based videophone and a full-featured web DVD player that connects to a standard television, accesses the Internet, plays DVDs, downloads and plays MP3 music, and places internet and video phone calls.

Vialta plans to launch a pilot introduction of its Internet solution in Q4 this year. The solution includes the hardware platform, Internet portal, applications and content. Vialta also plans to roll out full volume production early next year.
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ESS Technology Announces Plan to Spin off Vialta Subsidiary          Page 2 of 2


ESS TECHNOLOGY

ESS Technology, Inc., a leader in Internet, communications, PC audio and digital video, provides advanced products enabling the convergence of communications, computer, consumer, and Internet markets. ESS's subsidiary, Vialta.com, provides advanced, easy-to-use products and applications for the Internet. Products include multi-media appliances, applications and content for the Internet, which enable the user to experience new levels of entertainment and e-Commerce.

ESS, headquartered in Fremont, Calif., has R&D, sales and technical support offices worldwide. ESS Technology's common stock is traded on the Nasdaq under the symbol ESST. ESS's Web site address is: http://www.esstech.com